Item 77.H - Change in Control of Registrant


Ceasing Control of Credit Suisse Commodity Return Strategy Fund I

As of October 31, 2013, NFSC ("Shareholder") owned 49,367,890 shares of the Fund, which represented less than 25% of the Fund. As of April 30, 2014, Shareholder owned 59,665,283 shares of the Fund, which represented less than 25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.



Ceasing Control of Credit Suisse Commodity Return Strategy Fund A

As of October 31, 2013, Pershing ("Shareholder") owned 182,260,545 shares of the Fund, which represented 42.75% of the Fund. As of April 30, 2014, Shareholder owned 4,560,936 shares of the Fund, which represented less than 25% of the outstanding shares. Accordingly, Shareholder has ceased to be a controlling person of the Fund.



Ceased Control of Credit Suisse Commodity Return Strategy Fund C

As of October 31, 2013, Merrill Lynch ("Shareholder") owned 1,370,432 shares of the Fund, which represented 46.40% of the Fund. As of April 30, 2014, Shareholder 1,248,434 shares of the Fund, which represented 46.38% of the outstanding shares of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.